Filed pursuant to Rule 424(b)(3)
       Registration No. 333-152165
KIRKLAND’S, INC.
COMMON STOCK
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 22, 2008
(To Prospectus dated July 7, 2008)
     The following information updates and amends the Prospectus dated July 7, 2008 (the “Prospectus”) and should be read in conjunction therewith. Terms not defined herein shall have the same meaning as in the Prospectus.
          The purpose of the Prospectus is to permit the selling shareholders or their pledgees, donees, other transferees selling shares received from the named selling shareholders, or other successors in interest to offer for sale or to sell shares of common stock covered by the Prospectus at such time and at such prices as they, in their sole discretion, choose. The selling shareholders listed in the Prospectus have transferred all of the shares of Common Stock registered for sale under the Prospectus to the transferees set forth below in private transactions, and such transferees are hereby substituted as selling shareholders under the Prospectus:
     Transfers from (1) Advent Direct Investment Program Limited Partnership, (2) Advent Partners Limited Partnership, and (3) Global Private Equity Group II Limited Partnership:

Transferee	Number of Shares Acquired
Robert E. Alderson	200,000
President, Chief Executive Officer and Director

Carl Kirkland	2,256,032
Director

W. Michael Madden	10,000
Senior Vice President and Chief Financial Officer

Ralph T. Parks	75,000
Director

Murray M. Spain	100,000
Director
          The information and table set forth under the caption “Selling Shareholders” contained in the Prospectus is hereby amended and replaced by the following:

SELLING SHAREHOLDERS
     The following table sets forth information with respect to the beneficial ownership of our common stock as of September 22, 2008, by each of the selling shareholders and the maximum number of shares that may be sold hereunder.
     Beneficial ownership is determined in accordance with the rules of the SEC, and is based upon information provided by each respective selling shareholder, Forms 4, Schedules 13D and 13G and other public documents filed with the SEC. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling shareholder includes all options or other derivative securities which are exercisable within 60 days of September 22, 2008. The percentages of shares owned after the offering are based on 19,614,657 shares of our common stock outstanding as of September 22, 2008, which includes the outstanding shares of common stock offered by this prospectus.
     Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
     The following table sets forth, to our knowledge, information about the selling shareholders as of September 22, 2008.

	Number of
	Shares of		Number of
	Common		Shares of
	Stock		Common
	Beneficially		Stock	Shares
	Owned		Registered	Beneficially Owned
	Prior to the		for Sale	After Offering
Name of Selling Shareholders	Offering (1)		Hereby	Number (1)		Percent
Robert E. Alderson	1,010,939	(2)	200,000	819,939	(2)	4.1%
Carl Kirkland	4,802,862	(3)	2,256,032	2,546,830	(3)	13.0%
W. Michael Madden	88,794		10,000	78,794		*
Ralph T. Parks	97,500		75,000	22,500		*
Murray M. Spain	150,000		100,000	50,000		*

(1)	Includes options to purchase the following number of shares of common stock held by the Selling Shareholders: 174,957 held by Robert E. Alderson; 15,000 held by Carl Kirkland; 48,300 held by W. Michael Madden; 22,500 held by Ralph T. Parks; and 35,000 held by Murray M. Spain.

(2)	Mr. Alderson is offering an additional 137,500 shares for resale under the Company’s registration statement on Form S-3, registration no. 333-111245.

(2)	Mr. Kirkland is offering an additional 1,508,000 shares for resale under the Company’s registration statement on Form S-3, registration no. 333-111245.

*	Less than 1 percent.